AMENDMENT

                    To Transfer Agency and Service Agreement
                  Between American Skandia Advisor Funds, Inc.
                     and State Street Bank and Trust Company


     1.  General  Background.  In  accordance  with the  Amendment  provision in
Section 13 of the Transfer Agency and Service Agreement between American Skandia Advisor Funds, Inc. (the "Fund") and State Street Bank and Trust Company (the
"Bank") dated July, 1997 (the "Agreement"), the Fund desires to amend the Agreement to include processing procedures for certain plans of defined contribution plans qualified under Section 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended ("Qualified Plan(s)"); with Delaware Charter Guarantee and Trust ("DCG") or other third party administrators providing plan administration and record keeping and PFPC providing fund accounting and custody services.

     1.1 All defined terms and definitions in the Agreement shall be the same in this amendment (the "1998 Amendment") except as specifically revised by the 1998 Amendment.

     2. Qualified Plans Processing.

     2.1 The Fund intends to make available to certain of its customers, a Qualified Plan program (the "Program") pursuant to which the customers ("Employers") may adopt the Qualified Plans for benefit of the individual Qualified Plan participants (the "Plan Participants").

     2.2 The Qualified Plans shall establish Shareholder accounts in their names and the Bank shall treat such Shareholder accounts as omnibus accounts.

     2.3 The Bank shall maintain omnibus accounts on its records in the name of DCG or other third party administrator as the Trustee for the benefit of the Qualified Plan.

     2.4 The Bank shall not be deemed a record-keeper for the Qualified Plans and shall perform all services hereunder as transfer agent for the Funds.

3.       Amendment.

     3.1 The parties hereby amend the Agreement to include Qualified Plan processing procedures set forth in the attached Schedule A with respect to Qualified Plans for which DCG serves as third party administrator which may be amended by the parties from time to time.

     3.2 The parties may add additional Schedules to this Amendment as may be agreed upon from time to time to set forth procedures applicable with respect to third party administrators other than DCG.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this day of __________, 1998.






STATE STREET BANK AND TRUST         AMERICAN SKANDIA ADVISOR FUNDS, COMPANY
INC.

By:                                 By:
                                    Executive Vice President

                                   SCHEDULE A

                        DCG Administered Qualified Plans
                              Processing Procedures


Plan Establishment

     The Fund notifies the Bank of new Qualified Plans to be serviced by DCG. The Fund forwards account application to the Bank and requests the Bank to provide the Fund and DCG with the account number, dealer #, branch # and rep # assigned within 24 hours. This information is faxed to Vilma O'Connor at the Fund (203) 944-5381 and Tami Emerson at DCG (302) 995-6548.

     For existing Qualified Plans DCG forwards to the Bank a breakdown of how initial funding coming from the Qualified Plan is to be invested.

Transmission Timeframes, Contingency Procedures and Processing

     Listed below are target timeframes that the Bank, the Fund and DCG have agreed upon as standard operating procedures (all days are business days and times are Eastern Standard Time).

Day 1

2:00 PM           DCG's deadline for receiving trades/cash from Plan Participants and Employers
5:00 PM           The Bank's deadline for receiving faxes from DCG for manual trades (contingency - below)
6-8:00 PM         PFPC transmits price information to DCG
8:00 PM           The Bank's deadline for receiving trade transmission from DCG.  (A blank file will be received if no transactions for that day)

Day 2

6:00 AM           The Bank transmits outbound confirmation and position refresher files to DCG
12:00 PM          DCG initiates one wire to the Bank for purchases from Day 1
12:00 PM          The Bank initiates one wire to DCG for redemptions from Day 1

Day 3

6:00 AM           The Bank transmits settlement activity file for purchases from Day 1

File Transmission

     Any file that is received by the Bank in good order prior to 8:00 PM will be processed with that day's trade date.

                                   SCHEDULE A
                                   (continued)

                        DCG Administered Qualified Plans
                              Processing Procedures


     If for any reason, an exchange transaction is rejected, the Bank will reject both the "to" and the "from" sides of the transaction. For other types of transactions, if an error is detected within the detail of a file only the specific transaction will be rejected, and all other trades will be processed. If an error is detected with the trailer record, the Bank will reject the entire file. Reasons for rejecting specific transactions include an invalid fund, representative (broker), branch, dealer or account number or insufficient funds.

Contingency to Transmissions

     DCG may submit manual trades to the Bank via fax. All faxes received by the Bank in good order before 5:00 PM will be processed as of that day's trade date and will be included in the Bank' next day confirmation file. If a faxed transaction is entered incorrectly the Bank will reverse the errant transaction and re-enter it correctly with the original trade date.

Reconciliation

     Each morning DCG will reconcile the confirmation file from the Bank. All discrepancies will be discussed and resolved by DCG and the Bank.